                                                                   EXHIBIT 10.57

                              NOTE: CERTAIN CONFIDENTIAL PORTIONS OF THIS
                              AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                LICENSE AGREEMENT


THIS AGREEMENT, effective January 1, 1998, is between Soltec Research PTY Limited ("SOLTEC"), an organization organized under the laws of Australia (A.C.N. 006 363 891), having an address at 8 Macro Court, Rowville, Victoria 3178 Australia and Connetics Corporation ("CONNETICS"), a corporation organized under the laws of Delaware, having an address at 3400 West Bayshore Road, Palo Alto, California 94303 U.S.A.


WHEREAS, SOLTEC owns or is licensed under all rights of whatsoever nature for the Territory for a clobetasol propionate quick-break foam (defined below as the "Product"); and

WHEREAS, pursuant to the Exclusive Option Letter Agreement dated March 25, 1996, as amended and the Feasibility Evaluation Agreement dated March 5, 1997 (collectively attached as Exhibit A), CONNETICS (under its former name, Connective Therapeutics, Inc.) has acquired from SOLTEC an exclusive Option for a license to the exclusive rights to certain Technology, including the right to grant sub-licenses, under SOLTEC's entire rights in and to the Product for the Territory; and

WHEREAS, CONNETICS wishes to exercise its Option for the Product;

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1.      DEFINITIONS

1.1 "Affiliate" shall mean in respect of either party any corporation or business entity controlled by, controlling, or under common control with SOLTEC or CONNETICS, respectively. For this purpose "control" shall mean the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least fifty percent (50%) interest in the income of, such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2 "Market Exclusivity" shall mean the absence of sales of a clobetasol propionate quick-break foam or Equivalent quick break foam product by any party other than CONNETICS, its Affiliates or its sub-licensees. The determination as to whether of any such product is "Equivalent" shall be made in good faith, including comparison of its formulation, characteristics and positioning against that of the Product.

1.3 "MEDEVA" shall mean Medeva PLC, having a registered office at 10 St. James's Street, London SW1A 1EF England, i.e., the organization that is SOLTEC's assignee for the Patent Rights.

1.4 "Territory" shall mean the NAFTA countries (i.e., The United States of America, its territories and posessions, Canada and Mexico). Upon conclusion of SOLTEC's negotiations with MEDEVA (as referenced in Section 2.2) the parties shall confer in

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Page 2


        good faith on expanding the Territory (and, as appropriate, other provisions corresponding to such expanded Territory) to include such of the other the countries of the world for which the Product, the Product Information, and a license under national applications corresponding to PCT/GB96/00490 (if necessary) are available, any such expansion of the Territory to be memorialized by an amendment to this Agreement signed by SOLTEC and CONNETICS.

1.5 "NDA" shall mean a new drug application filed with the United States Food and Drug Administration ("FDA").

1.6 "Net Sales" shall mean the proceeds actually received by CONNETICS and its Affiliates from the sale of Product to purchasers who are not Affiliates, less:

        (a) trade, quantity and cash discounts actually allowed and taken;

        (b) credits actually allowed on account of the rejection or return or billing error relating to any Product previously billed and paid;

        (c) freight, other transportation and insurance costs;

        (d) taxes imposed on account of such sale (including, without limitation, sales, value-added and distribution taxes); and

        (e) rebates and adjustments, including charge backs.

1.7 "Patent(s)" shall mean all patents, and patent applications and any patents issuing therefrom, together with any extensions, reissues, reexaminations, substitutions, renewals, divisions, continuations, continuations-in-part and counterparts thereof or therefor, licensed to or owned by SOLTEC presently or hereafter during the term of this Agreement, that directly claim or relate to the manufacture, use or sale of the Product, including without limitation, PCT/GB96/00490, filed March 1, 1996 and corresponding national applications U.S. Serial No. 08/913,144, Canada Serial No. _________ and Mexico Serial No. 976698.

1.8 "Product" shall mean clobetasol propionate quick-break foam, substantially as described in the Product Specification (copy attached as Exhibit B).

1.9 "Product Information" shall mean all information relating to the specification of the Product and information relating to the manufacture (including method, conditions, and process equipment), testing (including quality control standards, assay methods and stability studies), storage and use of the Product now or hereafter during the term of this Agreement in the possession or under the control of SOLTEC.

1.10 "Proprietary Information" shall mean any information of value, not generally known to the public, including (but not limited to):

        (a) the Product Information; the development status of the Product; Product indications and modes of administration; technical information, such as clinical, biological, pharmaceutical and characterizing data; and know-how; and

        (b) business information, such as reports; records; customer lists; supplier lists; marketing and sales plans; financial information; costs; and pricing information.
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1.11    "Quarter" shall mean in respect of each calendar year, a period of three consecutive calendar months beginning January 1, April 1, July 1 and October 1 and ending March 31, June 30, September 30 and December 31, respectively.

1.12    "Transfer Date" shall mean January 1, 1998.

1.13 "Valid Claim" shall mean a claim of an issued, unexpired Patent in the Territory that has not been abandoned for any reason, which, but for the license to CONNETICS hereunder would be infringed by CONNETICS' manufacture, use or sale of a Product, which claim has not been held invalid or unenforceable by a decision of a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid through reissue, reexamination or disclaimer.

1.14 "Up-front Payment(s)" shall mean payments received by CONNETICS from a sub-licensee in the nature of license fees, option fees and like payments on account of the grant of a license or an option to obtain a license to manufacture use or sell the Product (excluding payments to reimburse or defray the direct costs of CONNETICS' research and development on the Product).

1.15 "Net Revenue" shall mean the gross revenue received by CONNETICS from a sublicensee in respect of such sublicensee's sales of Product, less any tax impost or other governmental charge assessed against such revenue (other than an income tax).

1.16 The phrase "duly authorized representatives" shall mean Affiliates, assignees, sub-licensees, consultants, contractors or the like, as authorized in writing from time to time by CONNETICS, as appropriate from the context of usage.

1.17 "Commencement of Commercial Marketing" shall mean CONNETICS first arms' length sale of the Product to a third party forming part of a continuous program or campaign designed to market the Product in the Territory during the term of this Agreement.

1.18 "Technology" shall have the meaning as set forth in the Exclusive Option Letter Agreement attached hereto as Exhibit A.


2.      LICENSE GRANT/ACQUISITION OF RIGHTS

2.1 With effect from the Transfer Date and for the consideration referred to in Section 5 below SOLTEC hereby exclusively licenses the following rights in the Territory free from all liens, interests or equities, charges and encumbrances, namely: the Product and the Product Information.

2.2 With effect from the Transfer Date (prospectively or retroactively) and for the consideration referred to in Section 5 and, to the extent required to enable CONNETICS to develop, manufacture, use and/or sell the Product directly or indirectly, SOLTEC hereby grants (or agrees to grant) to CONNETICS an exclusive license under the Patents in the Territory with the right to sub-license, and a non-exclusive license under
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        the Patents to have the Product manufactured outside the Territory. To the extent necessary for the foregoing, SOLTEC agrees to use its best efforts to obtain the grant of such license rights from MEDEVA (including substantially the representations, warranties and provisions as set forth in Exhibit C) without obligation of CONNETICS to make any payments in addition to those required pursuant to Section 5 of this Agreement; SOLTEC shall provide CONNETICS with a copy of any agreement with MEDEVA concerning such license rights promptly after its execution.

2.3 SOLTEC undertakes to do all such acts and provide all such formal licenses as may be legally permissible and appropriate to ensure that CONNETICS is licensed under all SOLTEC's rights (including sub-contracting and sub-licensing) to use, manufacture, distribute and market, directly or indirectly, the Product in the Territory as from the Transfer Date.

3.      TECHNOLOGY TRANSFER AND ASSISTANCE

3.1 Promptly after the Transfer Date SOLTEC shall complete the transfer and communication of the Product Information to CONNETICS. Until such transfer is completed, SOLTEC will allow CONNETICS or its duly authorized representatives to inspect and/or to be provided with copies of all such information.

3.2 At CONNETICS' request, SOLTEC shall promptly provide to CONNETICS such technical assistance and the services of its suitably qualified staff as may reasonably be required to assist CONNETICS or its duly authorized representatives to acquire a proper understanding of and use the Product Information, whether at CONNETICS' premises, at SOLTEC's premises, or at such other locations as may be mutually agreed to. The obligation to provide such assistance shall terminate twelve months after the beginning of manufacture of the Product by or for CONNETICS.

3.3 Of the technical assistance and services provided for in Section 3.2, included in the compensation payable to SOLTEC pursuant to Sections 5.1 and 5.2 and not subject to any additional compensation by CONNETICS shall be:

        1. Provision of the formula, manufacturing methods, test specifications, packaging specification and raw material specifications developed for the Product under the Feasibility Evaluation Agreement.

        2. Written reports on formulation development and stability studies conducted by SOLTEC as part of the development process including the feasibility study, to the extent necessary for inclusion with CONNETICS' regulatory submissions.

        3. Review and comment on drafts of appropriate sections in CONNETICS' regulatory submissions.

        4. Information on technical improvements to the Products as and when they become available.
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SOLTEC/CONNETICS
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        5.     Participation in the drafting, prosecution, maintenance and enforcement of patents as provided for in Sections 6.2 to 6.6 and Exhibit C.

        6.     Safety data and post-marketing information as provided for in
               Section 4.3.

3.3 Of the technical assistance and services provided for in Section 3.2, the following shall be compensated by CONNETICS at the rate of A$150.00 per person hour plus out of pocket expenses (e.g., materials, coach class transportation, lodging and meals):

        1. Additional experimentation addressing manufacturing problems, formulation trouble-shooting and the like, if any.

        2. Prompt responses to CONNETICS' or manufacturer's queries with regard to the technology.

        The first forty (40) person hours attributable to the foregoing shall be provided as included in the compensation payable to SOLTEC pursuant to Sections 5.1 and 5.2 and not subject to any additional compensation by CONNETICS.


4.      PRODUCT DEVELOPMENT

4.1 It shall be CONNETICS' responsibility to apply for and obtain all governmental licenses, registrations, authorizations and approvals required for the purposes of manufacturing, packaging, advertising, selling or using the Product in the Territory.

4.2 All governmental licenses, registrations, authorizations and approvals required for the purposes of manufacturing, packaging, advertising, selling or using the Product in the Territory shall be and remain the property of CONNETICS.

4.3 CONNETICS and SOLTEC shall make available to each other during the term of this Agreement all safety data obtained, including any details regarding complaints and adverse event reports relating to the use of the Product.


5.      CONSIDERATION

5.1 CONNETICS agrees to pay SOLTEC a "License Fee" of [1] U.S. Dollars [1] payable as follows: [1] U.S. Dollars [1] upon signing this License Agreement, [1] U.S. Dollars [1] upon filing of CONNETICS' NDA for a Product, and [1] U.S. Dollars [1] upon approval of CONNETICS' NDA for a Product, each such payment due within one (1) month of CONNETICS' accomplishment of the respective milestone.

5.2 CONNETICS will pay SOLTEC a royalty on Net Sales of Product, Net Revenue and Up-front Payments in the Territory as follows:

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1   Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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        (a)    [1] percent [1] of Net Sales by CONNETICS or an Affiliate of
               Product in a country in the Territory where such Product is covered by a Valid Claim of a Patent;

        (b) [1] percent [1] of Net Sales by CONNETICS or an Affiliate of Product in a country in the Territory where such Product is not covered by a Valid Claim of a Patent, but where CONNETICS retains Market Exclusivity;

        (c) [1] percent [1] of Net Sales by CONNETICS or an Affiliate of Product in a country in the Territory where such Product is not covered by a Valid Claim of a Patent and where CONNETICS does not retain Market Exclusivity;

        (d) [1] percent [1] of Net Revenue received by CONNETICS on sales of Product by an unaffiliated third party sub-licensee of CONNETICS; and

        (e)    [1] percent [1] of Up-front Payments received by CONNETICS.

5.3 All royalties payable pursuant to this Agreement shall be paid within two (2) months after the close of the Quarter during which the Net Sales were actually made, or Net Revenue or Up-front Payments were received. Each royalty payment shall be accompanied by a statement that sets forth Net Sales, Net Revenue and Up-front Payments during the Quarter in question and the royalty payment due thereon.

5.4     Unless the parties agree otherwise in writing, the royalties of Section
        5.2 will be paid in U.S. Dollars. Royalties with respect to amounts other than U.S. Dollars shall be computed in U.S. Dollars by converting the currency of such country at the average exchange rate for U.S. Dollars prevailing over the last business day of each month of the Quarter during which the Net Sales were actually made, or Net Revenue or Up-front Payments were received. The exchange rate shall be the rates published by the Wall Street Journal, and if it does not publish any such rate or if it is no longer published, a comparable publication to be agreed upon from time to time by the parties.

5.5 If the royalties provided for under this Agreement are greater than the maximum royalties permitted by the laws or regulations of a particular country, the royalty payment with respect to sales in such country shall be equal to such maximum permitted royalty.

5.6 If any taxes, withholding or otherwise, are levied by any taxing authority in connection with the accrual or payment of royalties under this Agreement, CONNETICS shall have the right to pay such taxes to the local taxing authorities on behalf of SOLTEC and to remit to SOLTEC in full satisfaction of its royalty obligations under this Agreement the net amount due after reduction by the amount of such taxes, together with evidence of payment of such taxes.

5.7 No royalty shall be made with respect to any sale or transfer of a Product between and among CONNETICS, its Affiliates, its sub-licensees and their distributors where such sale or transfer is made in the course of a subsequent royalty-generating transaction hereunder. No multiple royalties shall be payable on account of the sale of any Product,



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1   Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

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SOLTEC/CONNETICS
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        regardless of whether or not more than one patent, or patent and other intellectual property rights, exist(s) covering such Product in any country. No royalty shall be payable with respect to reasonable and customary quantities of samples provided free of charge to physicians and free "trade goods" including indigent patient programs.

5.8 CONNETICS shall keep records of all items in a manner and in sufficient detail to determine Net Sales in accordance with Section 1.6, Net Revenue and Up-front Payments and otherwise in accordance with generally accepted accounting principles in effect in the respective country where royalties are due and to regularly maintain such records in sufficient detail to permit calculation of royalties. Such records shall be retained for three (3) years after the end of the relevant Quarter.

5.9 SOLTEC shall have the right to nominate an independent firm of certified public accountants reasonably acceptable to CONNETICS to verify records of CONNETICS and for three (3) years thereafter, the calculation of any royalties payable under this Agreement with respect to the preceding calendar year. Such verification shall not occur more than once each calendar year during the term of this Agreement and shall be conducted during normal business hours. The fees and expenses of the accountants performing such verification shall be borne by SOLTEC unless the royalties payable for the period being verified by the accountants exceeds by more than five percent (5%) the royalties actually paid by CONNETICS to SOLTEC in which case such fees and expenses will be reimbursed by CONNETICS to SOLTEC upon demand. The accountants appointed hereunder shall not be authorized to disclose to SOLTEC any information other than the accuracy or inaccuracy of the item(s) to be verified.

5.10 Upon verification of a difference between royalties payable and royalties paid, as provided in Section 5.9, the difference shall be remitted to SOLTEC (in the case of underpayment), or to CONNETICS (in the case of overpayment) within twenty (20) days of notice thereof. If any underpayment of royalty for a Quarter exceeds five percent (5%) of the royalty owed, then the amount of the difference shall bear interest, calculated on a daily basis, from the date upon which it should have been paid until the date of payment at a rate equal to the prime rate as publicly announced by Citibank NA plus one percent (1%), payable on demand.

5.11 The royalties payable hereunder shall be reduced by the amount of any consideration CONNETICS pays if required to obtain a patent license from a third party in order to make, use or sell the licensed Technology portion of the Product in the Territory.

5.12 CONNETICS' payments under any clause of this Agreement are not refundable for any reason whatsoever including, but without limitation, failure of any Valid Claim of a Patent to issue in any country in the Territory.




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SOLTEC/CONNETICS
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6.      PATENTS

6.1 SOLTEC confirms that the Patents represent the only patent protection it and its Affiliates and related companies owns or has applied for in relation to the hydroalcoholic quick-break foam delivery system as pertains to the Product.

6.2 SOLTEC shall retain title to the Patents (except to the extent owned by MEDEVA) and to any patent rights and know-how related to the Product developed solely by SOLTEC in the future. CONNETICS shall retain title to any patent rights and know-how related to the Product developed solely by CONNETICS in the future. Any patent rights and know-how related to the Product developed jointly by SOLTEC and CONNETICS in the future shall be owned in equal undivided half interests by SOLTEC and CONNETICS.

6.3 SOLTEC (except to the extent a patent is owned by MEDEVA) shall be responsible for the prosecution and maintenance of the Patents at SOLTEC's expense, in consultation with CONNETICS. Soltec shall keep CONNETICS promptly informed of the status of prosecution of the Patents, including providing copies of all material correspondence with the U.S. or other Patent Office(s).

6.4 CONNETICS shall assist SOLTEC in prosecuting the Patents, including the right to comment upon and make suggestions for such prosecution. SOLTEC agrees to give CONNETICS' comments and suggestions due consideration and not to unreasonably refuse to implement same. If SOLTEC decides to discontinue prosecution or maintenance of any or all of the Patents, at its option CONNETICS may elect to continue such prosecution and maintenance at its own expense, upon which election title to such Patent(s) shall be assigned to CONNETICS.

6.5 If either party learns that a third party is infringing the Patents, it shall promptly notify the other in writing. The parties shall use reasonable efforts in cooperation with each other to stop such patent infringement without litigation. If such efforts are unsuccessful, SOLTEC shall have the responsibility to remove the infringement of the Patents, including, without limitation, initiating suit. If SOLTEC decides not to take such steps to remove the infringement within three
        (3) months of discovering or being notified of the infringement, CONNETICS may, but shall not be required to do so. Any legal action taken under this section will be at the expense of the party by whom suit is filed and will be controlled by the party bringing suit. The party not bringing suit may choose to be represented in any such action by counsel of its own choice at its own expense. If CONNETICS elects to bring suit, for the duration of such litigation CONNETICS' royalty payments shall be calculated according to Section 5.2(c). The party bringing suit shall be reimbursed for its costs associated with bringing suit with the proceeds of any damages or costs recovered. Any moneys remaining shall be split between the parties on an equitable basis proportional to their respective damage from the infringement. If both parties bring suit, equitable apportionment of the costs and damages to be recovered shall be agreed upon before the filing of the suit.

6.6 If a notice of infringement is received by, or a suit is initiated against either SOLTEC or CONNETICS with respect to the Product as made, used or sold in the Territory, the parties will in good faith discuss the best way to respond.

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SOLTEC/CONNETICS
Clobetasol License Agreement
Page 9

7.      COVENANTS, REPRESENTATIONS AND WARRANTIES

7.1 SOLTEC and CONNETICS each covenant not to disclose any of the Product Information to any third party save as may be required for the purposes of this Agreement, in connection with a sub-license consistent herewith, or to comply with any regulatory obligations or Court order (and in such cases to take reasonable steps to preserve the confidentiality of the Product Information) and save for information which enters into the public domain through no fault of SOLTEC, CONNETICS and their duly authorized representatives.

7.2 Within the Territory, SOLTEC shall not use, manufacture, distribute or market the Product or a hydroalcoholic quick-break foam containing a steroid or a steroid salt for dermal application, which is encompassed by the Technology that is the subject of CONNETICS' Option, nor shall SOLTEC authorize or purport to authorize any person firm or company other than CONNETICS and its duly authorized representatives to do so.

7.3 CONNETICS shall actively and diligently develop and commercialize the Product in the Territory and covenants to:

        (a) apply for NDA or equivalent in the United States of America within three (3) years of the Transfer Date;

        (b) to effect Commencement of Commercial Marketing of the Product in the United States of America or Canada within five (5) years of the Transfer Date;

        (c)    to pay royalties of not less than US [1] cumulatively in the four
               (4) consecutive Quarters beginning with the first Quarter after the Commencement of Commercial Marketing; and

        (d)    to pay royalties of not less than US [1] cumulatively in the four
               (4) consecutive Quarters following the period set forth in
               Section 7.3(c) above.

7.3 SOLTEC represents and warrants to CONNETICS in the terms set out in Exhibit D.

7.4 CONNETICS represents and warrants to SOLTEC in the terms set out in Exhibit E.

7.5 SOLTEC agrees to promptly inform CONNETICS of any inquiries of it for purchase of the Product in the Territory and CONNETICS agrees to promptly inform SOLTEC of any inquiries of it for purchase of the Product outside the Territory.

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1   Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.



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SOLTEC/CONNETICS
Clobetasol License Agreement
Page 10


8.      INDEMNIFICATION

8.1 SOLTEC hereby undertakes to indemnify CONNETICS from and against all liabilities and obligations incurred or arising in connection with or arising out of any default by SOLTEC under the terms of this Agreement, save to the extent that such default arises out of any negligence, wrongful act or default of CONNETICS.

8.2 CONNETICS hereby undertakes to indemnify SOLTEC from and against all liabilities and obligations incurred or arising in connection with or arising out of any default by CONNETICS under the terms of this Agreement, save to the extent that such default arises out of any negligence, wrongful act or default of SOLTEC.

8.3 CONNETICS agrees to carry sufficient liability insurance to cover its indemnification obligations under this Agreement. As soon as practicable upon execution of this Agreement, CONNETICS will provide SOLTEC with certificate(s) of insurance evidencing this coverage.


9.      GENERAL TERMS AND CONDITIONS

9.1 In order to facilitate this Agreement it will be necessary for the parties to exchange certain Proprietary Information, each recipient of which agrees to retain such Proprietary Information in strict confidence and not to disclose or transfer to any party or use other than as authorized by the terms of this Agreement or otherwise in writing by the discloser. The parties hereby acknowledge that such Proprietary Information can constitute "inside information" for securities purposes and the responsibility to refrain from any unauthorized disclosure, trading or other such use. These obligations of confidentiality and non-use shall not apply to Proprietary Information: (a) that was previously known to the recipient as evidenced by recipient's written records, b) that is lawfully obtained by recipient from a source independent of the discloser, or c) that is now or becomes public knowledge other than by breach of this Agreement. These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement.

9.2     Arbitration and Applicable Law

        Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach or termination thereof shall be dealt with in the following manner:

        (a) The dispute, controversy or claim shall first be referred to the chief executive officer of each of SOLTEC and CONNETICS for resolution at a place to be agreed between such chief executive officers and, failing agreement, at the head office of CONNETICS.

        (b) If the dispute, controversy or claim is not settled or agreed between such chief executive officers within a period of one (1) month, then it shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in

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               any court having jurisdiction thereof. In any arbitration
               pursuant to this section, the award shall be rendered by a majority of the members of a board of arbitration consisting of three members, one being appointed by each party and the third being appointed by mutual agreement of the two arbitrators appointed by the parties. The place of arbitration shall be Hawaii.

        (c) This Agreement shall be interpreted and enforced in accordance with, and any arbitrators shall apply, the law of the State of California (regardless of that jurisdiction's or any other jurisdiction's choice of law principles), and the parties stipulate to jurisdiction and venue in the state and federal courts located within the State of California.

9.3     Notices

        Any notice required or permitted by the terms of this Agreement shall be given by registered mail, prepaid and properly addressed, or delivered by hand to SOLTEC or CONNETICS at the respective addresses first given above or at such other address as either party hereto may designate by notice pursuant hereto. Any such notice shall be deemed to have been given when received. All notices to CONNETICS shall be sent to the attention of its President, with a copy to Vice President, Intellectual Property. All notices to SOLTEC shall be sent to the attention of its Managing Director.

9.4     Term and Termination

        (a) This Agreement shall come into force with effect from the Transfer Date and shall remain in force for the longer of: expiration of the last to expire Patent having a Valid Claim in the Territory, or ten (10) years from the Commencement of Commercial Marketing.

        (b) If either party hereto breaches any of the material terms of this Agreement, and fails to remedy such breach within two (2) months after written notice thereof from the other party pursuant to
               Section 9.3, the other party may at its option terminate this Agreement immediately upon written notice pursuant to Section 9.3 to the breaching party, upon which event all rights of the breaching party shall terminate upon the effective date of termination specified in such notice.

        (c) CONNETICS may, immediately upon written notice to SOLTEC, terminate this Agreement if SOLTEC fails to obtain the grant of license rights from MEDEVA substantially as provided for in
               Section 2.2 and Exhibit C.

        (d) SOLTEC may terminate this Agreement by notice to CONNETICS in the event that CONNETICS shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of creditors, or there shall have been appointed a trusted or receiver for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or aginst CONNETICS in bankruptcy or seeking reorganization, liquidation, dissolution,

SOLTEC/CONNETICS
Clobetasol License Agreement
Page 12



               winding-up, arrangement, composition or readjustment of its debts or any other similar relief, and any such event shall have continued for more than 60 days undismissed, unbonded and undischarged.

        (e) Termination of this Agreement shall not release either party from any liability or obligation which has accrued prior to such termination and which remains to be performed under the terms of this Agreement, nor release either party from any obligation that is intended to survive termination of this Agreement.

9.5     Independent Parties/Announcements/Publicity

        Notwithstanding anything herein to the contrary, the parties' status with each other shall be, at all times during the term of this Agreement, that of an independent contractors. Nothing in this Agreement shall be construed to give either party the power or authority to act or make representations for, or on behalf of, or to bind or commit the other. Accordingly, the parties shall endeavor to provide each other courtesy copies in advance of any public statements, whether verbal or written, including, but not limited to shareholder reports, prospectuses, communications with stock market analysts, press releases or other communications with the media.

9.6     Force Majeure

        Neither party shall be liable for failure to perform any duty or obligation that party may have under this Agreement where such failure has been occasioned by any Force Majeure which shall mean and include government regulation, fire, strike, inevitable accident, national emergency, or any other cause outside the reasonable control of the party having the duty so to perform. Such failure to perform shall only be excusable under the provisions of this Section for so long as, and to the extent that, the same is rendered impossible by Force Majeure. The party claiming that Force Majeure has occurred shall send to the other party within five working days of the first occurrence of Force Majeure full particulars thereof including its date of first occurrence and of the cause or event giving rise to it. Notwithstanding the relief granted to any party by this Section, the relevant party shall nevertheless use its reasonable endeavors in any situation where it has invoked this Section to perform its relevant obligations as soon as possible after Force Majeure has ceased.

9.7     Assignment

        Save as otherwise agreed this Agreement may not be assigned by either of the parties but CONNETICS shall be entitled to assign or delegate performance of this Agreement to any company which is an Affiliate of CONNETICS provided that such Affiliate first agrees with SOLTEC to be bound by the terms of the Agreement as if named as a party thereto. For the avoidance of doubt the provisions of this sub-section shall not prevent CONNETICS, or any Affiliate to which it has assigned its rights, from sub-licensing the rights granted to CONNETICS hereunder provided that such sub-licensing shall be effected on terms which are not inconsistent or in conflict with the terms of this

SOLTEC/CONNETICS
Clobetasol License Agreement
Page 13



        Agreement and further provided that CONNETICS shall remain responsible for royalty payments in accordance with the terms of this Agreement on Products sold by such sub-licensee as if such sales had been made by CONNETICS.

9.8     Survival

        (a) The covenants and agreements set forth in Section 2.1 and the non-exclusive license of Section 2.2 shall survive any expiration of this Agreement and remain in full force and effect.

        (b) The covenants and agreements set forth in Sections 4.2, 8 and 9 shall survive any termination or expiration of this Agreement and remain in full force and effect regardless of the cause of termination.

9.9     Nonwaiver of Rights

        No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

9.10    Headings

        Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

9.11    Validity of Provisions and Severability

        If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction: such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and the remainder of this Agreement will remain in full force and effect.

9.12    Entire Agreement

        This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified except by a writing signed by the parties.

                            [Signature Page Follows]

SOLTEC/CONNETICS
Clobetasol License Agreement
Page 14



        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

CONNETICS CORPORATION                           SOLTEC RESEARCH PTY LTD.



By /s/ Thomas G. Wiggans                        By /s/ Geoff L. Mullen
   ----------------------------------              -----------------------------
   Thomas G. Wiggans                               Geoff L. Mullen
   President & CEO                                 Sales and Marketing Director

Date January 1, 1998                            Date January 1, 1998
     ---------------                                 ---------------

SOLTEC/CONNETICS
Clobetasol License Agreement

                                    EXHIBIT A


March 25, 1996 - VIA FACSIMILE AND FEDEX


Mr. Geoff Mullen
Sales & Marketing Director
SOLTEC RESEARCH PTY LTD.
8 Macro Court
Rowville
Victoria 3178
AUSTRALIA

Re:     Pharmaceutical Mousse Delivery System Technology
        Exclusive Option Letter Agreement

Dear  Mr. Mullen:

This will confirm that Connective Therapeutics, Inc. ("Connective") is interested in obtaining from Soltec Research Pty Ltd. ("Soltec") an exclusive option for the Pharmaceutical Mousse Delivery System Technology, exemplified as employed with betamethasone valerate as the active agent in the Betamousse product described in the MCA Marketing Authorisation Application under the Marketing Authorisation Type and Number PL0039/0488 (the "Technology").

Connective agrees to pay Soltec an Option Fee in the amount of [1] U.S. Dollars [1] in exchange for an exclusive option (the "Option") effective March 25, 1996, for one or more licenses (each, the "License") including the following:

        Exclusive rights, including the right to grant sub-licenses, under all intellectual property (including Soltec's know-how and U.S. Patent Application Serial No. 403,110, filed March 14, 1995) pertaining to the Technology for the NAFTA territory, each such License covering the Technology as employed with a particular active agent and/or use (the "Product").

        An up-front payment (the "License Fee") of [1] Dollars [1] payable as follows: [1] U.S. Dollars [1] upon signing the License agreement, [1] U.S. Dollars [1] upon filing of Connective's NDA for a Product covered by the License, and [1] U.S. Dollars [1] upon approval of Connective's NDA for a Product covered by the License. Connective's Option Fee of [1] U.S. Dollars [1] shall be fully creditable against the first License Fee arising upon exercise of the Option granted hereunder.

----------

1 Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

SOLTEC/CONNETICS
Clobetasol License Agreement


        The remaining terms (including a royalty reasonably related to the value of the Technology for the Product) of each License are to be negotiated in good faith between the parties upon exercise of Connective's Option. For purposes of the License contemplated for the betamethasone valerate Product, it is agreed that Connective's royalty payments will be no more than [1] percent [1] of Connective's net sales (to be defined), nor more than [1] percent [1] of net sales by an unaffiliated third party Connective sub-licensee.

Connective's Option shall include all active agents and/or uses of the Technology set forth in Exhibit A hereto. Connective is further granted the right of first refusal, on a most favored nations basis, for any additional or subsequently identified uses of the Technology for Products having current therapeutic application with active ingredients prescribed by physicians and any over-the counter versions of prescription Products developed by Connective hereunder (excluding the surgical antiseptic and pediculocide uses previously licensed by Soltec, and cosmetic, over-the-counter products including those currently under discussions between Soltec and third parties), pursuant to which:

        Soltec shall first offer a License for any such additional or subsequently identified use to Connective prior to offering same to any third party, such License to be on terms no less favorable than those to be offered to such third party, and

        Connective may notify Soltec of any such additional or subsequently identified use and receive a License thereto upon payment of the License Fee of [1] Dollars [1], payable as set forth above.

If Connective fails to exercise this Option within One Hundred Twenty (120) days of the effective date, then the Option shall expire and Connective shall forfeit one-half of the Option Fee, the other half to be promptly refunded to Connective. If Connective timely exercises the Option for any Product, then its option for all other active agents and/or uses of the Technology as set forth in Exhibit A and right of first refusal shall extend for ten (10) years from the effective date.

Soltec represents and warrants that it has the full right and authority to convey the License for the Technology to Connective, and further that there has been no sale assignment, license or transfer to any person, firm or corporation which would be inconsistent with these representations and warranties.

If this is acceptable to Soltec, please have this fax executed by Soltec's duly authorized representative and transmit the signed agreement to me via fax at 415-843-2899 along with payment instructions for the Option Fee, to be paid within 10 business days of Connective's

----------

1 Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

SOLTEC/CONNETICS
Clobetasol License Agreement



receipt of the signed fax. We will send both originals of this Option Letter Agreement, which may be executed in counterparts, via FedEx for Soltec's execution and the return one fully executed original to the attention of Mr. David Lowin at Connective.

Very truly yours,

CONNECTIVE THERAPEUTICS, INC.               UNDERSTOOD AND ACCEPTED:
                                            SOLTEC RESEARCH PTY LTD.


By  /s/ Richard J. Hammel               By     /s/ Soltech Research Pty Ltd.
  ---------------------------                 ----------------------------------
    Richard J. Hammel, Ph.D.
    Vice President,                     Name
    Commercial Development                   -----------------------------------
                                        Title
                                             -----------------------------------

Date    March 25, 1996                  Date March 25, 1996
    -------------------------                -----------------------------------


c:      Mr. Steve Harris                                                 A210.4

SOLTEC/CONNETICS
Clobetasol License Agreement


                                    EXHIBIT A
                      [TO MARCH 25, 1996 LETTER AGREEMENT]

                        ACTIVE AGENTS AND TECHNOLOGY USES


[1]






----------

1 Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

SOLTEC/CONNETICS
Clobetasol License Agreement



March 5, 1997 - VIA FAX AND FEDEX (tel. # +61 3 9 763 0022)

Mr. Geoff Mullen
SOLTEC RESEARCH PTY LTD.
8 Macro Court
Rowville, Victoria 3178
AUSTRALIA

Re:     Feasibility Evaluation Agreement

Dear Geoff:

This will confirm our verbal agreement with respect to further evaluating the feasibility of two active agents, hydrocortisone and clobetasol propionate, in Soltec's pharmaceutical mousse delivery system, each a Product pursuant to Connective's Option under the Exclusive Option Letter Agreement dated March 25, 1996 (as amended June 14, 1996, collectively the "Option Agreement").

1. Soltec agrees to develop and optimize two (2) prototype pharmaceutical mousse formulations, respectively of [1] and [1] (% active ingredient without inclusion of propellant weight), to the point of submitting the prototypes for development evaluation by Connective. This development activity shall include (a) submission of preliminary prototype samples and (b) submission of a feasibility evaluation submission addressing optimization of compounding and formulation for stabilization of the indicated active ingredient(s), outline of manufacturing options that could successfully be transferred to a contract manufacturer such as CCL, and transfer to Connective of a fifty to one hundred (50-100) units for its independent analysis and evaluation. Upon submission, sufficient data will be provided to ensure a reasonable stability of the prototypes under recommended storage condition(s), including three (3) months stability data, minimally generated at reduced (2-8 degrees), recommended and elevated (40-50 degrees) temperatures., along with all other data/information generated during the prototype development process (e.g., comparative results from other formulation tested, analytical test methods used in the evaluation). The feasibility evaluation submission will be completed by August 1, 1997.

2. For your services and all other obligations assumed hereunder, Connective agrees to pay Soltec [1] U.S. Dollars [1] per prototype, payable as follows: [1] U.S. Dollars [1] within one (1) month of Connective's receipt of each initial prototype and accompanying detailed information, and [1] U.S. Dollars [1] within one (1) month of Connective's receipt of the feasibility evaluation and samples. In addition, Connective agrees to reimburse Soltec's costs for any analytical method development and assays up to [1] U.S. Dollars [1] per Product. The maximum amount payable under this Agreement is [1] U.S. Dollars [1].

3. Connective shall notify Soltec whether it wishes to exercise its Option for each Product within three (3) months of receipt of the feasibility evaluation and samples. Failure to exercise Connective's Option shall release Soltec to offer the evaluated formulation for license to third parties without further obligation to Connective, but shall not affect Connective's Option for subsequently developed formulations using the same active agent(s). Upon any decision not to exercise Connective's Option, Connective shall cooperate with Soltec through the return of such Soltec-generated and transfer of such Connective-generated information and materials as will be of assistance to Soltec in any continuing efforts to license the evaluated formulation to third

----------

1 Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

SOLTEC/CONNETICS
Clobetasol License Agreement


        parties; Soltec and Connective shall negotiate in good faith an appropriate return to Connective for its participation in the initial evaluation and for such assistance. Connective shall be entitled to retain at least one copy of any Soltec-generated information and materials.

4. Upon Connective's exercise of the Option for either or both Product(s), Connective and Soltec shall proceed to negotiate in good faith the terms of one or more Development and License Agreement(s) therefor, including payment by Connective of the License Fee of [8] Dollars [1] per Product as set forth in the Option Agreement. Under the Development and License Agreement(s) contemplated hereunder:

                      Soltec and Connective shall establish a development plan,
                timetable, funding and division of responsibilities;

                      Connective shall acquire exclusive OTC and Rx rights for
                the clobetasol propionate Product within the NAFTA Terrirory;

                      Connective shall acquire exclusive OTC and Rx rights for
                the hydrocortisone Product within the NAFTA Territory, such OTC rights to be contingent on Connective using its best efforts for diligent OTC commercialization, consistent with good business judgment and development/commercialization of the hydrocortisone Product for the RX market;

                      Soltec and Connective shall discuss in good faith
                commercialization of the Product(s) outside the NAFTA Territory, pursuant to which Connective may acquire exclusive or co-exclusive OTC and Rx rights outside the NAFTA Territory or shall be entitled to royalties consistent with Connective's participation in development of the Product(s) and the extent to which such participation is relevant to development outside the NAFTA Territory, any such OTC rights for the hydrocortisone Product to be contingent on the parties using their best efforts for diligent OTC commercialization, consistent with good business judgment and development/commercialization of the hydrocortisone Product for the RX market;

                      Soltec and Connective agree that any intellectual
                property, whether patentable or not, developed as a result of the feasibility evaluation and subsequent development shall be treated as confidential, and the individual or joint ownership of any patents or other intellectual property rights resulting therefrom shall be determined in accordance with the Patent Laws of the United States, depending upon whether inventor(s) from one or both parties could be named in a corresponding patent application. Soltec and Connective shall cooperate in all decisions regarding the drafting, filing and prosecution of applications for patent on all such inventions jointly approving all decisions regarding jointly held subject matter or having an effect on rights in the NAFTA territory and the sole owner giving due consideration to the comments and suggestions of the other with regard to rights outside the NAFTA territory; and

                      Connective shall pay Soltec a royalty on Connective's or
                unaffiliated third party sub-licensee's net sales of Products at rates to be negotiated based on industry standards using as a point of reference the royalty structure from Connective's betamethasone valerate mousse license, the stage of development of the Product upon commencement of Connective's participation, and the parties' respective investments in the Product(s) development.



----------

1 Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

SOLTEC/CONNETICS
Clobetasol License Agreement


5. In order to facilitate the evaluation under this Agreement, it will be necessary to exchange certain data, other proprietary information and samples, the recipient of which agrees to retain in strict confidence and not to use, disclose or transfer to any party other than for the purposes of this Agreement or as authorized by the provider, except for that which: a) was previously known to as evidenced by written records,
        b) is lawfully obtained from a source independent of the provider, or c) is now or becomes public knowledge other than by breach of this Agreement. These obligations of confidentiality and non-use shall survive the expiration or termination of this Agreement for a period of ten (10) years.

6. Soltec and Connective each confirm that this Agreement does not conflict with its duties and obligations under any other agreement to which it is a party, and that each will inform the other should any conflict or possible conflict of duties and obligations arise during the term of this Agreement.

7. The terms of this Agreement can be modified only by the mutual written agreement of the parties. This Agreement will be interpreted and enforced in accordance with the laws of California, notwithstanding the choice of law principles of California or those of any other jurisdiction.

If the foregoing terms and conditions are agreeable to Soltec, please sign and date both duplicate originals of this Letter Agreement and return one original to David A. Lowin, Vice President, Intellectual Property at Connective. We look forward with pleasure to this next venture in the continuing relationship between Soltec and Connective.

Very truly yours,
                                               UNDERSTOOD AND ACCEPTED:
CONNECTIVE THERAPEUTICS, INC.                  SOLTEC RESEARCH PTY LTD.



By /s/ Richard J. Hammel                     By /s/ Soltech Research Pty Ltd.
   -------------------------------------        --------------------------------
   Richard J. Hammel, Ph.D.
   Vice President, Corporate Development     Name
                                                  ------------------------------
                                             Title
                                                  ------------------------------
Date March 5, 1997                           Date March 5, 1997
     -----------------------------------          ------------------------------

SOLTEC/CONNETICS
Clobetasol License Agreement


                                    EXHIBIT B



                     CLOBETASOL PROPIONATE QUICK BREAK FOAM

                                  SPECIFICATION



[1]



----------

1 Confidential treatment has been requested for the language which has been omitted. All such omitted material has been filed separately with the SEC.

SOLTEC/CONNETICS
Clobetasol License Agreement

                                   EXHIBIT C


To the extent necessary for the license granted by SOLTEC to CONNETICS pursuant to Section 2.2 of the Agreement, SOLTEC agrees to use its best efforts to obtain the grant of such license rights from MEDEVA, without obligation of CONNETICS to make any payments in addition to those required pursuant to Section 5 of this Agreement, including substantially the representations, warranties and provisions as set forth below.


1. An exclusive license for CONNETICS to develop, manufacture, use and/or sell the Product directly or indirectly under MEDEVA's Patents in the Territory with the right to sub-license, and a non-exclusive license under the Patents to have the Product manufactured outside the Territory.

2. Confirmation that the Patents represent the only patent protection MEDEVA and its Affiliates and related companies owns or has applied for in relation to the hydroalcoholic quick-break foam delivery system encompassed by the Technology that is the subject of CONNETICS' Option or that otherwise would be infringed by the unlicensed manufacture, use or sale of the Product.

3. SOLTEC shall endeavor in good faith to secure from MEDEVA such additional rights as may be required for the purpose of expanding the Territory, as provided in Section 1.4 of the Agreement, to the fullest extent possible.

4. Patent preparation, prosecution, maintenance and enforcement provisions at least equivalent to those obtained by SOLTEC from MEDEVA in the June 19, 1996 Amendment to the Purchase Agreement Dated 26 April 1994 (attached as part of Exhibit F to the License Agreement effective June 14, 1996 between SOLTEC and CONNETICS under its prior name, Connective Therapeutics, Inc.) and to the extent possible, consistent with the following:

        A. MEDEVA shall be responsible for the prosecution and maintenance of MEDEVA's Patents at MEDEVA's expense, in consultation with SOLTEC and CONNETICS.

        B. MEDEVA shall keep SOLTEC and CONNETICS promptly informed of the status of prosecution of MEDEVA's Patents, including providing copies of all material correspondence with the U.S. or other Patent Office(s).

        C. SOLTEC and CONNETICS shall assist MEDEVA in prosecuting MEDEVA's Patents in the Territory, including the right to comment upon and make suggestions for such prosecution. MEDEVA shall give SOLTEC's and CONNETICS' comments and suggestions due consideration and not unreasonably refuse to implement same.

        D. If MEDEVA decides to discontinue prosecution or maintenance of any or all of MEDEVA's Patents, at its option CONNETICS may elect to continue such prosecution and maintenance at its own expense, upon which election title to such Patent(s) shall be assigned to CONNETICS.

        E. If MEDEVA, SOLTEC or CONNETICS learns that a third party is infringing the Patents in the Territory, it shall promptly notify the others in writing. MEDEVA, SOLTEC and CONNETICS shall use reasonable efforts in cooperation with each other to stop such patent infringement without litigation. If such efforts are unsuccessful, SOLTEC shall have the authority and responsibility to remove the infringement of the Patents in the Territory, including, without limitation, initiating suit in its own name; MEDEVA shall provide such documents and do such acts as are necessary therefor. If SOLTEC decides

SOLTEC/CONNETICS
Clobetasol License Agreement
EXHIBIT C

               not to take such steps to remove the infringement within three
               (3) months of discovering or being notified of the infringement, CONNETICS may, but shall not be required to remove the infringement of the Patents in the Territory, including, without limitation, initiating suit in its own name; MEDEVA shall provide such documents and do such acts as are necessary therefor. Any legal action taken under this section will be at the expense of the party by whom suit is filed and will be controlled by the party bringing suit. MEDEVA and the party not bringing suit may choose to be represented in any such action by counsel of its own choice at its own expense.

        F. If MEDEVA, SOLTEC or CONNETICS learns that a third party is infringing the Patents outside the Territory, it shall promptly notify the others in writing. MEDEVA, SOLTEC and CONNETICS shall use reasonable efforts in cooperation with each other to stop such patent infringement without litigation. If such efforts are unsuccessful, any legal action taken will be at the expense of the party by whom suit is filed and will be controlled by the party bringing suit. CONNETICS and the party not bringing suit may choose to be represented in any such action by counsel of its own choice at its own expense.

        G. If a notice of infringement is received by, or a suit is initiated against either MEDEVA, SOLTEC or CONNETICS with respect to the Product, MEDEVA, SOLTEC and CONNETICS will in good faith discuss the best way to respond.

        H. MEDEVA shall have no grant-back, option or other right with respect to any patent rights and know-how related to the Product developed solely by SOLTEC, solely by CONNETICS, or jointly by SOLTEC and CONNETICS in the future.

SOLTEC/CONNETICS
Clobetasol License Agreement

                                    EXHIBIT D

                     SOLTEC'S REPRESENTATIONS AND WARRANTIES


For the purpose of the following representations and warranties, where any statement is qualified by the expression "to the best of SOLTEC's knowledge and belief" or any similar expression, that statement shall be deemed to include an additional statement that it has been made after due and careful inquiry. The term "Delivery System" where used below shall mean SOLTEC's hydroalcoholic mousse delivery system encompassed by the Technology that is the subject of CONNETICS' Option, itself and when used in conjunction with any active ingredient.

SOLTEC hereby represents and warrants as follows:


1.      CAPACITY

        SOLTEC has all requisite power and authority to enter into and perform this Agreement.


2.      ACCURACY OF INFORMATION.

2.1 The information given in Exhibit B to this Agreement is true and accurate in all material respects and is not misleading because of any omission or ambiguity or for any other reason.

2.2 To the best of SOLTEC's knowledge and belief the Product Information is at the date hereof complete and accurate in all material respects in relation to the matters it is expressed to relate to, will be kept complete and accurate until the same is handed over to CONNETICS, and comprises all information necessary to enable the Product to be manufactured to the specification (as set out in Exhibit B) and to the same quality as the Product is (or other equivalent products are) currently manufactured by or with the assistance of SOLTEC.

2.3 To the best of SOLTEC's knowledge and belief the information provided to CONNETICS regarding the Product and the Delivery System is not misleading and is complete and accurate in all material respects and where SOLTEC has provided data or information which has been extracted from any other source that information has been correctly extracted is not misleading and accurately reflects the source material. To the best of SOLTEC's knowledge information and belief there are no other facts or matters which render any such information misleading in any material respects. SOLTEC is not aware of any other fact or matter which has not been disclosed to CONNETICS and which in the reasonable opinion of SOLTEC (given the scope of SOLTEC's business and expertise) may have a material adverse affect on the business of using, manufacturing, marketing and/or distributing the Product.


3.      INVESTIGATIONS

        To the best of SOLTEC's knowledge and belief there are not pending or in existence and SOLTEC is not aware of any event or circumstance which might give rise to any investigations or inquiries by or on behalf of any government or other body with respect to or affecting the Product and or the Delivery System.

SOLTEC/CONNETICS
Clobetasol License Agreement
EXHIBIT D


4.      COMPETITIVE PRODUCTS

4.1 There is no product due to be launched (or licensed to a third party) in the Territory by SOLTEC or any of its Affiliates following the date hereof which is reasonably anticipated to be competitive with the Product and/or the Delivery System.

4.2 SOLTEC has no agreements or arrangements for the manufacture, distribution or sale of the Product with any other party, except to the extent that SOLTEC's agreement(s) with MEDEVA pertains to the Patents.


5.      LITIGATION

5.1 Neither SOLTEC, nor to SOLTEC's knowledge any Affiliate, is engaged in any litigation, arbitration, administration or criminal proceedings whether as Plaintiff, Defendant or otherwise with respect to the Product, the Delivery System or the Patents. No litigation, arbitration, administrative or criminal proceedings by or against SOLTEC in relation to the same is threatened and there is no fact or circumstances known to SOLTEC which SOLTEC reasonably believes is likely to give rise to any such litigation or arbitration, administrative or criminal proceedings.

5.2 SOLTEC is not and has never been a party to any undertaking or assurance given to any court or governmental body, agency or department with respect to the Product or the Delivery System that could affect the ability of CONNETICS to sell the Product.

5.3 SOLTEC has not received any claim for damages or compensation in the five years prior to the date hereof arising out of any injury to any person caused or alleged to have been caused by the Product, the Delivery System, the Product Information or any ingredients of the Product.

5.4 SOLTEC has not received and is not aware of any complaint or investigation concerning or relating to the Product and/or the Delivery System and so far as SOLTEC is aware no regulatory authority or any other governmental authority is carrying out any investigation into the efficacy or safety of the Product and/or the Delivery System, that could affect the ability of CONNETICS to sell the Product.


6.      COMPLIANCE WITH LEGISLATION

6.1 SOLTEC has at all relevant times tested and developed the Product in accordance with all legislation relevant to the scope of its business activities to the best of its ability.


7.      INTELLECTUAL PROPERTY

7.1 No claim has been made or threatened against SOLTEC alleging any infringement by the Product and/or the Delivery System of any trademark, patent or other intellectual property rights of any third party.

7.2 No claim is outstanding or threatened by SOLTEC alleging any infringement of the Patents and SOLTEC is not aware of any circumstances which might give rise to such a claim.

7.3 SOLTEC has not granted any license under the Product Information or the Patents in respect of the Product or the Delivery System (except MEDEVA's license for betamethasone valerate) and

SOLTEC/CONNETICS
Clobetasol License Agreement
EXHIBIT D

        CONNETICS will not require any other license of intellectual property rights in respect of manufacture, use or sale of the Delivery System.

7.4 SOLTEC has no interest in or rights to or over any trademarks or patents or other intellectual property rights relating specifically to the Product and/or the Delivery System and/or a quick break foam product currently considered by SOLTEC to be equivalent to the Technology, other than the Patents and the other rights referred to herein.

7.5 To the best of SOLTEC's knowledge and belief none of the processes or materials used in the Delivery System, the Product or the testing, manufacture or processing thereof infringes any right of any other person relating to intellectual property or otherwise or involves the unlicensed use of know-how or confidential information in circumstances which might entitle that person to make a claim against SOLTEC or CONNETICS or to require the use of such know-how or confidential information to cease.

7.7 To the best of SOLTEC's knowledge and belief the Patents will when granted be valid patents granting effective and enforceable protection to CONNETICS in respect of the Product, its use, manufacture and sale.


8.      MISCELLANEOUS

8.1 To conduct its business in a proper and businesslike manner so as to ensure that the same remains of good character and reputation.

SOLTEC/CONNETICS
Clobetasol License Agreement


                                    EXHIBIT E

                    CONNETICS' REPRESENTATIONS AND WARRANTIES


CONNETICS hereby represents and warrants as follows:

1. CONNETICS has all requisite power and authority to enter into and perform this Agreement.

2. To provide for and maintain a sales organization and a marketing program reasonably adequate and competent to promote, sell and stimulate interest in the Product in the Territory.

3. To take all commercially reasonable steps to promptly obtain FDA approval of the product.

4. To conduct its business in a proper and businesslike manner so as to ensure that the same remains of good character and reputation.

5. To actively and diligently promote and advertise the sale of the Product in the Territory.